UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2017 (September 17, 2017)

VERSAR, INC.
 (Exact name of registrant as specified in charter)

Delaware	1-9309	54-0852979
(State or Other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 6850 Versar CenterSpringfield, Virginia 22151(Address of principle executive offices, including zip code)    (703) 750-3000Registrant’s telephone number, including area codeN/A(Former name of registrant, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously announced, on September 22, 2017, Versar, Inc., a Delaware corporation (the “Company”), Kingswood Genesis Fund I, LLC, a Delaware limited liability company (“Kingswood") and KW Genesis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) entered into an Agreement and Plan of Merger, as amended and restated by the Amended and Restated Agreement and Plan of Merger, dated as of September 27, 2017 (the “Merger Agreement”).

On September 17, 2017, in connection with Kingswood’s negotiations with the Company’s subordinated debt holders in anticipation of the completion of the Merger Agreement, the Company entered into promissory notes with certain existing creditors pursuant to which the creditors have agreed to extend the payment terms of the indebtedness owing by the Company to such creditors. Each of these promissory notes was issued in cancellation of an existing promissory note executed by the Company and payable to the applicable creditor and is subject to the condition that if the Company fails to consummate the closing of a sale of the Company pursuant to the Merger Agreement on or before November 15, 2017, such promissory note will be void and of no effect. In the event that the Merger is not consummated on or before November 15, 2017, these obligations will revert back to their original terms and be immediately due and payable. The aggregate principal amount of the new notes is approximately $3.7 million.

Further, on September 22, 2017, the Company and Kingswood entered into a letter agreement with a third party creditor of the Company in settlement of claims. The letter agreement, among other things, provides for a forbearance period and release of claims. The forbearance period will terminate and the release of claims will not become effective if the merger contemplated by the Merger Agreement is not consummated on or before December 26, 2017. Pursuant to the letter agreement and in consideration of the settlement of claims, the Company agreed to execute a promissory note payable to the creditor in the original principal amount of $1,444,593.

The foregoing description of the promissory notes and letter agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the promissory notes and letter agreement, which are attached hereto as exhibits, and are incorporated herein by reference.

Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the capital stock of Versar or any other securities. On the commencement date of the tender offer contemplated by the Merger Agreement (the “Offer”), a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”). The offer to purchase shares of Versar stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. The tender offer statement will be filed with the SEC by an affiliate of Kingswood and Versar is obligated to file a solicitation/recommendation statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer, which will be named in the tender offer statement.

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Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1 10.2 10.3
Promissory Note, dated September 17, 2017, between Versar, Inc. and James W. Emery
Promissory Note, dated September 17, 2017, between Versar, Inc. and Charles W. Scott
Promissory Note, dated September 19, 2017, between Versar, Inc. and Wendell Newton

10.4	Letter Agreement between Versar, Inc. and Applied Research Associates, Inc., dated September 22, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

October 6, 2017	Versar, Inc.

	By:	/s/ James D. Villa
James D. Villa
Senior Vice President and General Counsel